Exhibit 11
                               HMN Financial, Inc.
                    Computation of Earnings Per Common Share

                               Three months               Six Months
                              ended June 30,             ended June 30,
                            2000         1999           2000        1999
                        ------------------------   -------------------------
Weighted average number
  of common shares
  outstanding used in
  basic earnings per
  common share
  calculation            3,881,190    4,422,471       3,939,614   4,465,679

Net dilutive effect of:
 Options                   114,259      167,858         114,612     177,041
 Restricted stock awards     1,881       20,019           2,584      23,267

Weighted average number
 of shares outstanding
 adjusted for effect of
 dilutive securities     3,997,330    4,610,348       4,056,810   4,665,987

Income available to
 common shareholders  $  1,880,139    1,716,347       3,409,853   3,318,347
Basic earnings per
 common share         $       0.48         0.39            0.87        0.74
Diluted earnings
 per common share     $       0.47         0.37            0.84        0.71
